                                   EXHIBIT 99
                          CHEMICAL BANKING CORPORATION
                      AND THE CHASE MANHATTAN CORPORATION

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 (In millions)

       The following unaudited pro forma combined balance sheet combines the historical consolidated balance sheets of Chemical Banking Corporation (the "Corporation") and The Chase Manhattan Corporation ("Chase") giving effect to the merger of the Corporation and Chase (the "Merger"), which will be accounted for as a pooling of interests, as if the Merger had been effective on September 30, 1995. The information set forth below should be read in conjunction with the notes to the pro forma combined financial statements which describe the pro forma adjustments. The effect of the estimated $1.5 billion restructuring charge ($925 million net of tax) expected to be taken in connection with the Merger has been reflected in the pro forma combined balance sheet; however, since the proposed restructuring charge is nonrecurring, it has not been reflected in the pro forma combined statement of income. The pro forma financial data do not give effect to the anticipated cost savings in connection with the Merger. The pro forma financial data are not necessarily indicative of the actual financial position that would have occurred had the Merger been consummated on September 30, 1995 or that may be obtained in the future.

                          CHEMICAL BANKING CORPORATION
                      AND THE CHASE MANHATTAN CORPORATION
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 (In millions)

                                                                                     At September 30, 1995
                                                                   --------------------------------------------------------------
                                                                     Chemical             Chase          Pro Forma      Pro Forma
                                                                   Historical        Historical        Adjustments      Combined
                                                                   ----------        ----------      -------------      ---------
ASSETS                                                                                                  (a,i,j,n)
Cash and Due from Banks                                             $   7,118         $   5,141         $     -         $   12,259
Deposits with Banks                                                     3,690             5,798               -              9,488
Federal Funds Sold and Securities
   Purchased Under Resale Agreements                                   13,348            10,959               -             24,307
Trading Assets:
   Debt and Equity Instruments                                         14,080             6,826               -             20,906
   Risk Management Instruments                                         19,750             8,001               -             27,751
Securities:   (b)
   Held-to-Maturity                                                     8,074             1,900               -              9,974
   Available-for-Sale                                                  26,017             5,807            (424)(c)         31,400
Loans                                                                  85,623            64,821             424 (c)        151,031
                                                                                                            163 (d)
Allowance for Credit Losses                                            (2,405)           (1,404)              -             (3,809)
Premises and Equipment                                                  2,134             1,866            (102)(o)          3,898
Due from Customers on Acceptances                                       1,200               862               -              2,062
Accrued Interest Receivable                                             1,301             1,201               -              2,502
Assets Acquired as Loan Satisfactions                                      56                 -              72 (d)            128
Assets Held for Accelerated Disposition                                   202                 -               -                202
Other Assets                                                            7,665             8,314            (235)(d)         15,744
                                                                     --------          --------         -------          ---------
    Total Assets                                                     $187,853          $120,092         $  (102)        $  307,843
                                                                     ========          ========         =======         ==========
LIABILITIES
Deposits:
   Domestic Noninterest-Bearing                                      $ 18,482          $ 12,196         $     -         $   30,678
   Domestic Interest-Bearing                                           45,826            19,917               -             65,743
   Foreign                                                             32,480            37,320               -             69,800
                                                                     --------          --------         -------         ----------
      Total Deposits                                                   96,788            69,433               -            166,221
Federal Funds Purchased and Securities
   Sold Under Repurchase Agreements                                    30,911            12,539               -             43,450
Other Borrowed Funds                                                   14,690             4,756          (4,946)(e)         14,500
Acceptances Outstanding                                                 1,203               871               -              2,074
Trading Liabilities                                                    20,664            10,959           4,946 (e)         36,569
Accounts Payable, Accrued Expenses and Other Liabilities                4,229             7,038             144 (f)         12,297
                                                                                                            925 (g)
                                                                                                            (39)(o)
Long-Term Debt                                                          7,537             5,518              --             13,055
                                                                     --------          --------         -------          ---------
    Total Liabilities                                                 176,022           111,114           1,030            288,166
STOCKHOLDERS' EQUITY
Preferred Stock                                                         1,250             1,400               -              2,650
Common Stock                                                              255               389            (203)(h)            441
Capital Surplus                                                         6,444             4,357            (205)(h)         10,596
Retained Earnings                                                       4,153             3,484            (144)(f)          6,256
                                                                                                           (925)(g)
                                                                                                           (249)(h)
                                                                                                            (63)(o)
Net Unrealized Gain (Loss) on Securities
   Available-for-Sale, Net of Taxes                                     (135)                 5               -               (130)
Treasury Stock, at Cost                                                 (136)              (657)            657 (h)           (136)
                                                                    ---------         ---------        --------          ---------
   Total Stockholders' Equity                                          11,831             8,978          (1,132)            19,677
                                                                    ---------         ---------        --------          ---------
   Total Liabilities and Stockholders' Equity                       $ 187,853         $ 120,092        $   (102)         $ 307,843
                                                                    =========         =========        ========          =========

         See Notes to Unaudited Pro Forma Combined Financial Statements
                                                          - 62 -

                                   EXHIBIT 99
                          CHEMICAL BANKING CORPORATION
                      AND THE CHASE MANHATTAN CORPORATION

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      (In millions, except per share data)

       The following unaudited pro forma combined statements of income, for the nine month periods ended September 30, 1995 and 1994, combine the historical consolidated statements of income of the Corporation and Chase giving effect to the Merger, which will be accounted for as a pooling of interests, as if the Merger had been effective as of the beginning of the periods indicated after giving effect to the pro forma adjustments described in the notes to the pro forma combined financial statements. The effect of the estimated $1.5 billion restructuring charge ($925 million net of tax) expected to be taken in connection with the Merger has been reflected in the pro forma combined balance sheet; however, since the proposed restructuring charge is nonrecurring, it has not been reflected in the pro forma combined statement of income. The pro forma financial data do not give effect to the anticipated cost savings in connection with the Merger. The pro forma financial data are not necessarily indicative of the results that actually would have occurred had the Merger been consummated on the dates indicated or that may be obtained in the future.

       The unaudited pro forma combined statements of income for each of the three years ended December 31, 1994, 1993 and 1992 are included in the Corporation's current report on Form 8-K filed with the Securities and Exchange Commission on October 26, 1995.

                          CHEMICAL BANKING CORPORATION
                      AND THE CHASE MANHATTAN CORPORATION
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      (In millions, except per share data)
                                                                             For the Nine Months Ended September 30, 1995
                                                                 ----------------------------------------------------------------
                                                                   Chemical         Chase          Pro Forma            Pro Forma
                                                                 Historical     Historical       Adjustments             Combined
                                                                 ----------     ----------       -----------            ---------
INTEREST INCOME                                                                                    (a,j,n)
Loans                                                               $ 5,275        $ 4,323            $    38 (c)         $ 9,636
Securities                                                            1,553            358                (38)(c)           1,873
Trading Assets                                                          615            332                  -                 947
Federal Funds Sold and Securities Purchased
  Under Resale Agreements                                               612            786                  -               1,398
Deposits with Banks                                                     211            426                  -                 637
                                                                    -------        -------            -------             -------
   Total Interest Income                                              8,266          6,225                  -              14,491
                                                                    -------        -------            -------             -------
INTEREST EXPENSE
Deposits                                                              2,725          1,964                  -               4,689
Short-Term and Other Borrowings                                       1,614          1,307                  -               2,921
Long-Term Debt                                                          412            299                  -                 711
                                                                    -------        -------            -------             -------
   Total Interest Expense                                             4,751          3,570                  -               8,321
                                                                    -------        -------            -------             -------
Net Interest Income                                                   3,515          2,655                  -               6,170
Provision for Credit Losses                                             362            210                  -                 572
                                                                    -------        -------            -------             -------
Net Interest Income After Provision for Credit Losses                 3,153          2,445                  -               5,598
NONINTEREST REVENUE
Trust and Investment Management Fees                                    284            409                  -                 693
Corporate Finance and Syndication Fees                                  405            207                  -                 612
Service Charges on Deposit Accounts                                     225              -                 91 (k)             316
Fees for Other Financial Services                                       891            831                (91)(k)           1,631
Trading Revenue                                                         440            315                  -                 755
Securities Gains                                                         98             32                (23)(c)             107
Other Revenue                                                           465            345                 23 (c)             833
                                                                    -------        -------            -------             -------
    Total Noninterest Revenue                                         2,808          2,139                  -               4,947
                                                                    -------        -------            -------             -------
NONINTEREST EXPENSE
Salaries                                                              1,719          1,362                 (3)(l)           3,078
Employee Benefits                                                       328            418                (10)(f)             736
Occupancy Expense                                                       395            278                  -                 673
Equipment Expense                                                       295            249                 24 (o)             568
Foreclosed Property Expense                                             (21)             -                (39)(m)             (60)
Restructuring Charge                                                      -              -                 15 (l)              15
Other Expense                                                         1,035            954                (12)(l)           2,016
                                                                          -              -                 39 (m)               -
                                                                    -------        -------            -------             -------
Total Noninterest Expense                                             3,751          3,261                 14               7,026
                                                                    -------        -------            -------             -------
Income Before Income Tax Expense and Effect of
    Accounting Change                                                 2,210          1,323                (14)              3,519
Income Tax Expense                                                      884            498                 (6)              1,376
                                                                    -------        -------            -------             -------
Income Before Effect of Accounting Change                           $ 1,326        $   825            $    (8)            $ 2,143
                                                                    -------        -------            -------             -------
Income Applicable to Common Stock                                   $ 1,245        $   733            $    (8)            $ 1,970
                                                                    -------        -------            -------             -------
Income Per Share (Before Accounting Change):
  Primary                                                            $ 4.95         $ 4.07                                 $ 4.49
  Assuming Full Dilution                                             $ 4.66         $ 4.04                                 $ 4.32
Average Common Shares Outstanding:
  Primary                                                             251.3          180.0                                  438.5(h)
  Assuming Full Dilution                                              268.8          181.4                                  457.5(h)

         See Notes to Unaudited Pro Forma Combined Financial Statements
                                                          - 64 -


                          CHEMICAL BANKING CORPORATION
                      AND THE CHASE MANHATTAN CORPORATION
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      (In millions, except per share data)

                                                                                  For the Nine Months Ended September 30, 1994
                                                                           ---------------------------------------------------------
                                                                          Chemical         Chase        Pro Forma        Pro Forma
                                                                         Historical      Historical      Adjustments      Combined
                                                                         ----------      ----------     ------------     ---------
INTEREST INCOME                                                                                            (a,j,n)
Loans                                                                        $ 4,155         $ 3,929         $   44 (c)   $ 8,128
Securities                                                                     1,270             545            (44)(c)     1,771
Trading Assets                                                                   545             300              -           845
Federal Funds Sold and Securities Purchased Under Resale Agreements              372           1,048              -         1,420
Deposits with Banks                                                              280             365              -           645
                                                                             -------         ---------       ------        ------
   Total Interest Income                                                       6,622           6,187              -        12,809
                                                                             -------         ---------       ------       -------
INTEREST EXPENSE
Deposits                                                                       1,660           1,717              -         3,377
Short-Term and Other Borrowings                                                1,056           1,456              -         2,512
Long-Term Debt                                                                   401             229              -           630
                                                                             -------         -------        -------       -------
   Total Interest Expense                                                      3,117           3,402              -         6,519
                                                                             -------         -------        -------       -------
Net Interest Income                                                            3,505           2,785              -         6,290
Provision for Credit Losses                                                      465             410              -           875
                                                                             -------         -------        -------       -------
Net Interest Income After Provision for Credit Losses                          3,040           2,375              -         5,415
NONINTEREST REVENUE
Trust and Investment Management Fees                                             322             423              -           745
Corporate Finance and Syndication Fees                                           272             162              -           434
Service Charges on Deposit Accounts                                              222               -             80 (k)       302
Fees for Other Financial Services                                                854             799            (80)(k)     1,573
Trading Revenue                                                                  600             519              -         1,119
Securities Gains                                                                  65              95            (93) (c)       67
Other Revenue                                                                    447             383             93  (c)      923
                                                                             -------         -------        -------       -------
    Total Noninterest Revenue                                                  2,782           2,381              -         5,163
                                                                             -------         -------        -------       -------

NONINTEREST EXPENSE
Salaries                                                                       1,634           1,298              -         2,932
Employee Benefits                                                                329             369            (10)(f)       688
Occupancy Expense                                                                431             296              -           727
Equipment Expense                                                                275             222             24 (o)       521
Foreclosed Property Expense                                                       39               -             36 (m)        75
Restructuring Charge                                                              48               -              -            48
Other Expense                                                                  1,160           1,012            (36)(m)     2,136
                                                                             -------         -------        -------       -------
   Total Noninterest Expense                                                   3,916           3,197             14         7,127
                                                                             -------         -------        -------       -------
Income Before Income Tax Expense                                               1,906           1,559            (14)        3,451
Income Tax Expense                                                               791             583             (6)        1,368
                                                                             -------         -------        -------       -------
Net Income                                                                   $ 1,115         $   976        $    (8)      $ 2,083
                                                                             -------         -------        -------       -------
Income Applicable to Common Stock                                            $ 1,007         $   880        $    (8)      $ 1,879
                                                                             -------         -------        -------       -------
Income Per Share:
  Primary                                                                     $ 3.98          $ 4.76                       $ 4.22
  Assuming Full Dilution                                                      $ 3.92          $ 4.73                       $ 4.17
Average Common Shares Outstanding:
  Primary                                                                      253.0           185.0                        445.4(h)
  Assuming Full Dilution                                                       260.6           186.1                        454.1(h)

         See Notes to Unaudited Pro Forma Combined Financial Statements
                                                          - 65 -

                                   EXHIBIT 99
           Notes to Unaudited Pro Forma Combined Financial Statements


(a) The Corporation and Chase are in the process of reviewing their accounting policies and as a result of this review, it may be necessary to restate either the Corporation's or Chase's financial statements to conform to those accounting policies that are determined to be most appropriate by the combined company. While some restatements of prior periods have been included in the pro forma combined financial statements included in this Exhibit, further restatements may be necessary upon the completion of this review process.

(b) The Corporation and Chase intend to review their combined securities portfolio to determine the classification of such securities as either available-for-sale or held-to-maturity in connection with the combined company's anticipated interest rate risk position. As a result of this review, certain reclassifications of the combined company's securities might take place. No such adjustments have been made to existing securities classifications in the pro forma condensed combined balance sheet. Any such reclassifications will be accounted for in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

(c) Chase's historical financial data includes within available-for-sale securities certain securities issued by foreign governments (such as Mexico) to financial institutions as part of a debt renegotiation (i.e., "Brady Bonds"). To conform to the Corporation's classification, Chase's historical financial data have been reclassified on a pro forma basis to reflect such securities as a component of loans. Both the Corporation and Chase have accounted for Brady Bonds in accordance with the provisions of SFAS 115.

       Chase's historical financial data reflect sales of Brady Bonds as a component of securities gains and interest income from Brady Bonds as a component of interest income from securities. To conform to the Corporation's classification, Chase's historical financial data have been reclassified on a pro forma basis to reflect sales of Brady Bonds as a component of other revenue and interest income from Brady Bonds as a component of interest income from loans.

(d) Chase's historical financial data reflect assets acquired as loan satisfactions as a component of other assets. Effective January 1, 1995, Chase adopted SFAS 114, "Accounting by Creditors for Impairment of a Loan," and prospectively classified in substance foreclosures (ISFs) as nonperforming loans (the ISF balance as of the January 1, 1995 adoption remained in other assets). To conform to the Corporation's classification, Chase's September 30, 1995 historical financial data have been reclassified on a pro forma basis to reflect the remaining $163 million balance of ISFs as nonperforming loans. To conform to the Corporation's classification, Chase's historical financial data have been reclassified on a pro forma basis to reflect assets acquired as loan satisfactions (excluding ISFs) as a separate balance sheet caption.

(e) The Corporation's historical financial data reflect securities sold but not yet purchased as a component of other borrowed funds. To conform to Chase's classification, the Corporation's historical financial data have been reclassified on a pro forma basis to reflect its securities sold but not yet purchased as a component of trading liabilities.

(f) Chase elected at the time of its adoption of SFAS No. 106 (effective January 1, 1993) to amortize the transition liability for accumulated postretirement benefits over 20 years, while the Corporation upon its adoption of SFAS No. 106 (effective January 1, 1993) elected to expense its entire transition liability. To conform with the Corporation's adoption of SFAS No. 106, Chase's historical financial data have been adjusted on a pro forma basis to reverse the amortization of Chase's transition liability reflected as a component of OPEB expense under SFAS
       106. Chase's transition liability of approximately $270 million ($167 million after-tax), net of the $38 million ($23 million after-tax) reversal of amortization expense, has been reflected in retained earnings on the pro forma consolidated balance sheet. Both the pre-tax and tax effect are included in the caption "Accounts Payable, Accrued Expenses and Other Liabilities" on the pro forma balance sheet.

(g) In connection with the Merger, it is expected that a one-time restructuring charge of approximately $1.5 billion ($925 million after-tax) will be incurred at the time of the consummation of the Merger. The restructuring charge is the result of severance expenses to be incurred in connection with anticipated staff reductions, costs incurred in connection with planned office eliminations and other merger-related expenses, including costs to eliminate redundant back office and other operations of the Corporation and Chase. The restructuring charge is assumed to have the following components for the purpose of the pro forma financial statements:
                                                                  (in millions)

                      Severance..................................     $     550
                      Real Estate Costs..........................           550
                      Other......................................           400
                                                                            ---
                                                                      $   1,500

       The effect of the proposed restructuring charge has been reflected in the pro forma combined balance sheet; however, since the proposed restructuring charge is nonrecurring, it has not been reflected in the pro forma combined statement of income. Both the pre-tax and tax effect are included in the caption "Accounts Payable, Accrued Expenses and Other Liabilities" on the pro forma balance sheet.

(h) It is assumed that the Merger will be accounted for on a pooling of interests accounting basis and, accordingly, the related pro forma adjustments to the common stock, capital surplus and retained earnings accounts at September 30, 1995 reflect (i) an exchange of 186.1 million shares of the Corporation's Common Stock (using the exchange ratio of 1.04) for the 179.0 million shares of Chase common stock outstanding at September 30, 1995; (ii) the exchange of each outstanding share of Chase preferred stock into one share of the Corporation's preferred stock; and
       (iii) the cancellation and retirement of all remaining shares of Chase common stock held in Chase's treasury. Reference is made to the Form 8-K, which the Corporation has filed with the Securities and Exchange Commission on October 26, 1995, for more information regarding the Merger.

       For the income per share calculations, the pro forma combined average common shares outstanding (primary and assuming full dilution) reflects the exchange of the Corporation's Common Stock (using the exchange ratio of 1.04) for the outstanding shares of Chase common stock.

(i) The pro forma financial information presented does not give effect to the planned net repurchase of up to a maximum of 9 million shares in the aggregate of the Corporation's Common Stock and of Chase's Common Stock (after giving effect to the issuance of shares by both the Corporation and Chase under various employee benefit plans) prior to the consummation of the Merger pursuant to their respective previously announced buyback programs.

(j) On September 2, 1995, Chase acquired the securities processing businesses of U.S. Trust Corporation which was merged into Chase and accounted for under the purchase method. The results of U.S. Trust Corporation are included in these statements from the date of acquisition.

       The Corporation's disposition of approximately 60% of Chemical Bank New Jersey, National Association in the 1995 fourth quarter is not considered significant to the pro forma combined financial statements and, therefore, its impact is not included in these statements.

(k) Chase's historical financial data reflect service charges on deposit accounts as a component of fees for other financial services. To conform to the Corporation's classification, such charges have been reclassified under a separate caption.

(l) Chase's historical financial statements reflect the components of restructuring charges within various noninterest expense categories. To conform to the Corporation's classification, all such charges have been reclassified to restructuring charge. The following costs have been reclassified:


                                                               Nine Months
                                                       ended September 30, 1995
                                                               (in millions)

         Salaries...........................................          $    3
         Other Expense......................................              12
                                                                      ------
         Costs reclassified to Restructuring Charge.........          $   15
                                                                      ======


(m) Chase's historical financial data reflect foreclosed property expense as a component of other expense. To conform to the Corporation's classification, Chase's historical financial data have been reclassified on a pro forma basis to reflect foreclosed property expense as a separate income statement caption.

(n) Transactions between the Corporation and Chase are not material in relation to the pro forma combined financial statements and therefore intercompany balances have not been eliminated from the pro forma combined amounts.

(o) Chase's historical financial data reflect the capitalization of computer software costs. To conform to the Corporation's accounting policy, Chase's historical financial data have been adjusted on a pro forma basis to recognize immediately as expense those computer software costs that are capitalized.

       The pro forma adjustment to the balance sheet reflects the unamortized capitalized computer software costs of $102 million ($63 million net of tax) as of September 30, 1995. The pro forma adjustment to the statement of income for each period reflects the net impact of (i) charging to expense computer software costs that were capitalized during each respective period less (ii) the elimination of the previously recorded amortization of capitalized computer software costs.